Exhibit 99.1

ITW Reports Second Quarter 2019 Results

GLENVIEW, IL., July 26, 2019 - Illinois Tool Works Inc. (NYSE: ITW) today reported its second-quarter 2019 results including GAAP earnings per share (EPS) of $1.91 compared to $1.97 in the second quarter of 2018. Revenue of $3.6 billion was down 5.8 percent with organic revenue down 2.8 percent and unfavorable foreign currency translation impact of 2.7 percent. Operating margin was 24.1 percent.

“In the second quarter, we experienced a deceleration in demand across our portfolio relative to the demand levels we were seeing exiting the first quarter. On a sequential basis, second quarter organic revenue declined approximately two percentage points versus first quarter run rates,” said E. Scott Santi, Chairman and Chief Executive Officer.

“In this more challenging demand environment, the ITW team executed well on the elements within our own control and delivered solid financial results. Operating margin improved year-over-year to 24.4 percent, excluding higher restructuring impact of 30 basis points, as enterprise initiatives contributed 110 basis points. The combination of unfavorable foreign currency translation, higher restructuring expenses and a small loss on two divestitures reduced EPS by $0.09 year-over-year. Excluding these three items, EPS would have increased two percent to $2.00. Free cash flow increased 14 percent year-on-year.”

“We are updating our full year guidance to reflect current levels of demand. All other assumptions remain essentially unchanged. We continue to expect a stronger second half on a relative basis, as known headwinds from foreign currency and higher restructuring expenses dissipate. We expect continued strong contributions from enterprise initiatives, positive price/cost margin dynamics, and strong free cash flow as we progress through the balance of the year. While we will be prudent in making appropriate adjustments due to the near-term demand environment, we remain focused on managing and investing to maximize ITW’s performance over the long term. The highly differentiated nature of ITW’s core competitive advantages and the strength and resilience of our proprietary business model and diversified portfolio position us well for strong financial performance across a wide range of economic scenarios,” Santi concluded.

Revenue of $3.6 billion was down 5.8 percent with organic revenue down 2.8 percent, unfavorable foreign currency translation impact of 2.7 percent, and divestiture impact of 0.3 percent. As expected, the company’s ongoing Product Line Simplification (PLS) activities reduced organic growth by 70 basis points.

Operating margin was 24.1 percent. Excluding 30 basis points of unfavorable margin impact from higher year-over-year restructuring expenses, operating margin improved 10 basis points to 24.4 percent. Free Cash Flow increased 14 percent and the company repurchased $375 million of its own shares. After-tax return on invested capital was 28.6 percent.

2019 Full-Year Guidance
Current levels of demand, adjusted for normal seasonality, project full year organic revenue to be down one to three percent. As a result, the company is updating its full year GAAP EPS guidance to a range of $7.55 to $7.85, which includes approximately $0.25 of headwind from foreign currency translation and higher restructuring expenses. Operating margin is forecast to be flat to up 50 basis points, largely due to strong contributions from enterprise initiatives of 100 basis points, partially offset by 25 basis points of higher restructuring expenses. Free cash flow is expected to be above 100 percent of net income, and the company is on pace to repurchase approximately $1.5 billion of its shares. The effective tax rate for the full year is expected to be in the range of 24 to 25 percent.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted earnings per share, foreign exchange rates, total and organic revenue growth, operating margin, economic and regulatory conditions in various geographic regions, price/cost impact, restructuring expenses, free cash flow, effective tax rate, after-tax return on invested capital, and timing and amount of share repurchases. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2018.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $14.8 billion in 2018. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has approximately 48,000 dedicated colleagues in operations around the world who thrive in the company’s unique, decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions except per share amounts	2019	2018	2019	2018
Operating Revenue	$3,609	$3,831	$7,161	$7,575
Cost of revenue	2,099	2,231	4,158	4,412
Selling, administrative, and research and development expenses	598	620	1,209	1,232
Amortization and impairment of intangible assets	41	48	84	96
Operating Income	871	932	1,710	1,835
Interest expense	(55)	(64)	(118)	(130)
Other income (expense)	9	26	23	38
Income Before Taxes	825	894	1,615	1,743
Income Taxes	202	228	395	425
Net Income	$623	$666	$1,220	$1,318

Net Income Per Share:
Basic	$1.92	$1.98	$3.74	$3.90
Diluted	$1.91	$1.97	$3.72	$3.87

Cash Dividends Per Share:
Paid	$1.00	$0.78	$2.00	$1.56
Declared	$1.00	$0.78	$2.00	$1.56

Shares of Common Stock Outstanding During the Period:
Average	324.8	336.7	326.0	338.5
Average assuming dilution	326.6	338.9	327.9	340.8

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and equivalents	$1,677	$1,504
Trade receivables	2,629	2,622
Inventories	1,256	1,318
Prepaid expenses and other current assets	288	334
Assets held for sale	439	—
Total current assets	6,289	5,778

Net plant and equipment	1,717	1,791
Goodwill	4,503	4,633
Intangible assets	928	1,084
Deferred income taxes	516	554
Other assets	1,234	1,030
	$15,187	$14,870

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$—	$1,351
Accounts payable	512	524
Accrued expenses	1,207	1,271
Cash dividends payable	323	328
Income taxes payable	53	68
Liabilities held for sale	93	—
Total current liabilities	2,188	3,542

Noncurrent Liabilities:
Long-term debt	7,809	6,029
Deferred income taxes	683	707
Noncurrent income taxes payable	462	495
Other liabilities	950	839
Total noncurrent liabilities	9,904	8,070

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,270	1,253
Retained earnings	21,788	21,217
Common stock held in treasury	(18,276)	(17,545)
Accumulated other comprehensive income (loss)	(1,697)	(1,677)
Noncontrolling interest	4	4
Total stockholders’ equity	3,095	3,258
	$15,187	$14,870

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended June 30, 2019
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$788	$174	22.1%
Food Equipment	548	140	25.6%
Test & Measurement and Electronics	533	131	24.5%
Welding	422	122	28.8%
Polymers & Fluids	427	97	22.8%
Construction Products	424	106	25.0%
Specialty Products	473	124	26.1%
Intersegment	(6)	—	—%
Total Segments	3,609	894	24.8%
Unallocated	—	(23)	—%
Total Company	$3,609	$871	24.1%

Six Months Ended June 30, 2019
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$1,594	$341	21.4%
Food Equipment	1,066	269	25.3%
Test & Measurement and Electronics	1,057	257	24.3%
Welding	849	242	28.5%
Polymers & Fluids	843	186	22.1%
Construction Products	825	193	23.4%
Specialty Products	938	247	26.3%
Intersegment	(11)	—	—%
Total Segments	7,161	1,735	24.2%
Unallocated	—	(25)	—%
Total Company	$7,161	$1,710	23.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q2 2019 vs. Q2 2018 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(7.1)%	1.7%	(1.3)%	(2.4)%	0.1%	(0.7)%	(6.4)%	(2.8)%
Acquisitions/Divestitures	—%	—%	—%	(0.8)%	(0.8)%	—%	(0.8)%	(0.3)%
Translation	(3.3)%	(2.7)%	(2.3)%	(1.0)%	(3.2)%	(3.8)%	(2.1)%	(2.7)%
Operating Revenue	(10.4)%	(1.0)%	(3.6)%	(4.2)%	(3.9)%	(4.5)%	(9.3)%	(5.8)%

Q2 2019 vs. Q2 2018 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(120) bps	40 bps	(40) bps	(40) bps	10 bps	(20) bps	(130) bps	(60) bps
Changes in Variable Margin & OH Costs	90 bps	—	90 bps	10 bps	170 bps	60 bps	(50) bps	60 bps
Total Organic	(30) bps	40 bps	50 bps	(30) bps	180 bps	40 bps	(180) bps	—
Acquisitions/Divestitures	—	—	—	20 bps	20 bps	—	30 bps	10 bps
Restructuring/Other	(10) bps	(20) bps	50 bps	(40) bps	(40) bps	10 bps	(50) bps	(30) bps
Total Operating Margin Change	(40) bps	20 bps	100 bps	(50) bps	160 bps	50 bps	(200) bps	(20) bps

Total Operating Margin % *	22.1%	25.6%	24.5%	28.8%	22.8%	25.0%	26.1%	24.1%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	50 bps	70 bps	220 bps	30 bps	350 bps	30 bps	100 bps	120 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.09) on GAAP earnings per share for the second quarter of 2019.

1H 2019 vs 1H 2018 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	(6.7)%	1.7%	(0.9)%	0.2%	(0.4)%	(1.0)%	(4.1)%	(2.2)%
Acquisitions/Divestitures	—%	—%	—%	(0.7)%	(0.9)%	—%	(0.4)%	(0.2)%
Translation	(3.7)%	(3.0)%	(2.7)%	(1.1)%	(3.7)%	(4.4)%	(2.4)%	(3.1)%
Operating Revenue	(10.4)%	(1.3)%	(3.6)%	(1.6)%	(5.0)%	(5.4)%	(6.9)%	(5.5)%

1H 2019 vs. 1H 2018 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	(110) bps	40 bps	(30) bps	10 bps	(10) bps	(10) bps	(90) bps	(40) bps
Changes in Variable Margin & OH Costs	20 bps	40 bps	100 bps	(10) bps	120 bps	50 bps	(10) bps	50 bps
Total Organic	(90) bps	80 bps	70 bps	—	110 bps	40 bps	(100) bps	10 bps
Acquisitions/Divestitures	—	—	—	20 bps	20 bps	—	20 bps	10 bps
Restructuring/Other	(100) bps	(50) bps	10 bps	(20) bps	(30) bps	(30) bps	(30) bps	(50) bps
Total Operating Margin Change	(190) bps	30 bps	80 bps	—	100 bps	10 bps	(110) bps	(30) bps

Total Operating Margin % *	21.4%	25.3%	24.3%	28.5%	22.1%	23.4%	26.3%	23.9%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	50 bps	70 bps	240 bps	20 bps	350 bps	30 bps	100 bps	120 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.19) on GAAP earnings per share for the first half of 2019.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in millions	2019	2018	2019	2018
Operating income	$871	$932	$1,710	$1,835
Tax rate	24.5%	25.5%	24.5%	25.2%
Income taxes	(213)	(238)	(418)	(462)
Operating income after taxes	$658	$694	$1,292	$1,373

Invested capital:
Trade receivables	$2,629	$2,878	$2,629	$2,878
Inventories	1,256	1,320	1,256	1,320
Net assets held for sale	346	—	346	—
Net plant and equipment	1,717	1,783	1,717	1,783
Goodwill and intangible assets	5,431	5,852	5,431	5,852
Accounts payable and accrued expenses	(1,719)	(1,847)	(1,719)	(1,847)
Other, net	(433)	(407)	(433)	(407)
Total invested capital	$9,227	$9,579	$9,227	$9,579

Average invested capital	$9,206	$9,675	$9,182	$9,724
Adjusted return on average invested capital	28.6%	28.7%	28.1%	28.2%

A reconciliation of the tax rate for the six month period ended June 30, 2018 excluding the first quarter 2018 discrete tax benefit related to foreign tax credits is as follows:

	Six Months Ended
	June 30, 2018
Dollars in millions	Income Taxes	Tax Rate
As reported	$425	24.4%
Discrete tax benefit	14	0.8%
As adjusted	$439	25.2%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

Dollars in millions	Twelve Months Ended December 31, 2018
Operating income	$3,584
Tax rate	24.9%
Income taxes	(893)
Operating income after taxes	$2,691

Invested capital:
Trade receivables	$2,622
Inventories	1,318
Net plant and equipment	1,791
Goodwill and intangible assets	5,717
Accounts payable and accrued expenses	(1,795)
Other, net	(519)
Total invested capital	$9,134

Average invested capital	$9,533
Adjusted return on average invested capital	28.2%

A reconciliation of the full year 2018 effective tax rate excluding the third quarter net discrete tax benefit is as follows:

	Twelve Months Ended
	December 31, 2018
Dollars in millions	Income Taxes	Tax Rate
As reported	$831	24.5%
Net discrete tax benefit	15	0.4%
As adjusted	$846	24.9%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in millions	2019	2018	2019	2018
Net cash provided by operating activities	$685	$620	$1,301	$1,158
Less: Additions to plant and equipment	(77)	(87)	(154)	(181)
Free cash flow	$608	$533	$1,147	$977

Net income	$623	$666	$1,220	$1,318
Free cash flow to net income conversion rate	98%	80%	94%	74%

ADJUSTED NET INCOME PER SHARE - DILUTED (UNAUDITED)

Three Months Ended
June 30, 2019
As reported	$1.91
Foreign currency translation	0.06
Higher restructuring expenses	0.02
Loss on divestitures	0.01
As adjusted	$2.00